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                                                                    EXHIBIT 99.4

                  SECOND AMENDMENT TO THE GLIMCHER REALTY TRUST
                             RETIRMENT SAVINGS PLAN

Pursuant to the authority granted in Section 13.01 of The Glimcher Realty Trust Retirement Savings Plan (the "Plan"), the Plan is hereby amended as follows, effective as of the dates set forth below:

1. Section 2.15 of the Plan is amended to include the following new second and third paragraphs:

                  Provided, however, that effective January 1, 2004 for purposes of Section 4.07, and effective August 1, 2003 for all other purposes, other than Section 2.42 and 4.06, "Compensation" shall mean, with respect to each Participant, Section 415 safe-harbor compensation, including wages, salaries, and fees for professional services and other amounts received (without regard to whether or not an amount is paid in cash) for personal services actually rendered in the course of employment with the Employer and Affiliates to the extent that the amounts are includible in gross income (including, but not limited to, commissions paid to sales persons, compensation for services on the basis of a percentage or profits, commissions on insurance premium, tips, bonuses, fringe benefits, and reimbursements or expense allowances under a nonaccountable plan (as described in Treasury Regulation
                  Section 1.62-2(c)), and excluding the following:

                  (i) employer contributions to a plan of deferred compensation which are not includible in the Participant's gross income for the taxable year in which contributed, or employer contributions under a simplified employee pension to the extent such contributions are deductible by the employee, or any distributions from a plan of deferred compensation;

                  (ii) amounts realized from the exercise of a non-qualified stock option, or when restricted stock (or property) held by the employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture;

                  (iii) amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option; and

                  (iv) other amounts which received special tax benefits, or contributions made by the Employer or affiliates (whether or not under a salary reduction arrangement) towards the purchase of an annuity described in
                           Section 403(b) of the Code (whether or not the amounts are actually excludable from the gross income of the employee).
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         The remainder of this Section 2.15 is effective January 1, 1997 and continues to remain effective notwithstanding the amendment of the prior Paragraph.

2.       Section 4.04 of the Plan amended by the addition of the following:

         "Effective August 1, 2003, contributions made by the Employer shall be in cash"

3. The following paragraph of Section 11.02 of the Plan is deleted in its entirety and replaced with the following:

         "Effective prior to August 1, 2003 the Trustee may purchase Qualifying Employer Securities or Qualifying Employer Real Property from the Employer or from any other source. All such purchases must be made at fair market values. The Trust Fund may not be invested in any Qualifying Employer Securities or Qualifying Employer Real Property after July 31, 2003."

4. The paragraph added to the end of Section 11.03 by the First Amendment is further amended by the addition of the following sentence:

         "As provided in Section 11.02(a), the Trust Fund may not be invested in Qualifying Employer Securities after July 31, 2003."

5. In the first sentence of Section 4.07(b), "Section 3.04" is replaced with "Article VIII", effective January 1, 1998.

The remainder of said Plan shall remain unchanged.

                                     COMPANY:

                                      Glimcher Realty Trust


Date:  July 16, 2003                  By:  /s/ William G. Cornely
                                          ---------------------------------

                                      Its:  Executive Vice President
                                           --------------------------------

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                                            TRUSTEES:



                                             /s/ Michael P. Glimcher
                                            --------------------------------
                                                 Michael P. Glimcher



                                            /s/ William G. Cornely
                                            --------------------------------
                                                 William G. Cornely



                                            /s/ Melinda A. Janik
                                            --------------------------------
                                                 Melinda A. Janik